EXHIBIT 10.10

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated _______, is by and among Sidus Space, Inc., a Delaware corporation (the “Company”), and Carol Craig (the “Executive”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue to be employed by, the Company, in each case effective as of the date of an initial public offering of the Company (the “Effective Date”);

WHEREAS, in connection with the foregoing, Executive shall be required to perform Executive’s duties and obligations hereunder on behalf of the Company, as appropriate, and such duties and obligations shall be enforceable by the Company;

WHEREAS, this Agreement supersedes any and all prior employment agreements or similar agreements by and between Executive and the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree that the above recitals are hereby incorporated by reference into this Agreement and are binding upon the parties hereto and agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed with the Company, upon the terms and conditions contained in this Agreement. Unless earlier terminated by either party in accordance with Section 5, Executive’s employment with the Company shall continue for an initial term commencing on the Effective Date and continuing until the third (3rd) anniversary of the Effective Date (the “Initial Term”) and thereafter shall automatically renew for successive one year terms (each a “Renewal Term”) unless either party provides written notice of non-renewal to the other party at least sixty (60) days prior to the last day of the then-current term (such Initial Term and subsequent Renewal Term(s) or portions thereof occurring prior to termination, collectively the “Employment Period”).

2. Duties.

2.1 During the Employment Period, Executive shall serve the Company on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of Founder and Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position, as the Board of Directors of the Company (the “Company Board”) may designate from time to time. Executive will report directly to the Company Board. During the Employment Period, the Company Board shall recommend to its shareholders that Executive be elected as a member of the Company Board and, if so elected, Executive shall serve for no additional consideration as a member of the Company Board. Notwithstanding the foregoing, Executive may (i) serve as a director officer and/or advisor of five (5) for-profit company without the prior approval of the Company Board; (ii) perform and participate in charitable, civic, educational, professional, community and industry affairs and other related activities; and (iii) manage Executive’s personal investments, provided, however, that such activities do not materially interfere, individually or in the aggregate with the performance of Executive’s duties hereunder. Further notwithstanding the foregoing, nothing contained in this Agreement shall be construed to prevent Executive from being employed by or providing services to Craig Technical Consulting, Inc., a Delaware corporation.

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3. Location Of Employment. Executive shall work remotely until such time as Executive and the Company mutually agree that Executive will work from the Company offices.

4. Compensation.

4.1 Base Salary. In consideration of all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at an annual rate of $125,000 during the Employment Period. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees, but no less often than once per month.

4.2 Annual Discretionary Bonus. During each fiscal year of the Executive’s employment with the Company (commencing with the 2021 fiscal year), Executive will be eligible to receive an annual discretionary bonus (“Cash Bonus”). Executive’s target Cash Bonus shall be equal to 100% of Base Salary (the “Target Bonus”). The Cash Bonus amount will be based upon achievement of Company and individual performance targets established by the Company Board, in its sole and absolute discretion, for the fiscal year to which the bonus relates. The payment of any Cash Bonus described herein will be made at the same time annual bonuses are generally paid to other senior executives of the Company (generally the first regular payroll date following the Company Board’s certification of achievement of applicable performance targets). If Executive is eligible to receive a Cash Bonus, such bonus will not be deemed to be fully “earned” unless Executive is (i) employed by the Company and in good standing on the last day of the fiscal year to which the Cash Bonus relates, and (ii) has not given notice of Executive’s intention to resign Executive’s employment as of, or prior to, the date the Company pays the applicable Cash Bonus. The Cash Bonus shall be paid to Executive no later than March 15th of the year following the year for which the bonus is payable.

4.3 Vacation. During the Employment Period, Executive shall be entitled to vacation benefits consistent with Company policy, as may be in effect from time to time, except to the extent such policy is inconsistent with this Agreement.

4.4 Benefits. During the Employment Period, Executive shall be entitled to participate in any benefit plans offered by the Company as in effect from time to time (collectively, “Benefit Plans”) on the same basis as those generally made available to other senior employees of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive acknowledges and agrees that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion. During the Employment Period, the Company shall provide Executive with (i) life insurance coverage (equal to at least two (2) times Executive’s Base Salary), and (ii) disability insurance coverage. The Company will cover Executive under directors’ and officers’ liability insurance, with Executive as a named insured, during Executive’s employment (and for a period of six (6) years following the termination thereof), to the same general extent as other executive officers of the Company.

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5. Termination. Executive’s employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a determination by an independent competent medical authority (mutually agreed upon by Executive and the Company) that Executive is unable to perform Executive’s duties under this Agreement with or without reasonable accommodation, for a period of 120 consecutive days or 180 days in any 365 day period. If there is a question as to the existence of Executive’s Disability as to which Executive and the Company cannot agree, same shall be determined in writing by a qualified independent medical authority mutually acceptable to Executive and the Company. If the parties hereto cannot agree as to a qualified independent physician, each of the Executive, on the one hand, and the Company, on the other, shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement. Executive shall fully cooperate in connection with the determination of whether Disability exists.

5.3 At the option of the Company for Cause (as defined in Section 6.6), on prior written notice to Executive (subject to any cure period described in Section 6.6);

5.4 At the option of the Company without Cause, on thirty (30) days’ prior written notice to Executive;

5.5 At the option of Executive (a) for Good Reason (in accordance with the definition in Section 6.5) or (b) for any or no reason other than Good Reason on thirty (30) days’ prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice and further provided that if Executive unilaterally resigns Executive’s employment before the end of such requisite notice period then such resignation shall be treated for purposes of this Agreement as a termination under Section 5.4); or

5.6 As of the last day of the Initial Term or the then-current Renewal Term if either Executive or the Company elects not to renew the Agreement in accordance with and subject to the notice provisions set forth in Section 1.

6. Severance Payments.

6.1 Non-Renewal by the Company, Termination by the Company Without Cause or Termination by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause (and not due to death or Disability), by Executive for Good Reason or as the result of the Company’s decision not to renew the Agreement in accordance with Section 1, subject to Section 6.7 hereof, Executive shall be entitled to:

(a) within thirty (30) days following such termination, payment of Executive’s accrued and unpaid Base Salary and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

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(b) subject to Section 13.7(b) hereof, an amount in cash equal to the product of five (5) times the sum of (i) Executive’s Base Salary and (ii) Executive’s Target Bonus (in each case, as in effect as of Executive’s last day of employment), which shall be payable in substantially equal installments (the “Severance Amount”) at the same time Base Salary would be paid over the eighteen (18) month period (the “Severance Period”) following termination; provided, however, if the Executive’s review and revocation period for the release of claims required pursuant to Section 6.7 hereof spans two of Executive’s taxable years, the first payment shall be made on the first regularly scheduled payroll date of the later taxable year following the effective date of such release of claims and shall include all amounts accrued prior thereto;

(c) if Executive is eligible for and elects to enroll in “COBRA” type continuation coverage of Executive’s health benefits under the Company’s group health plan, for the Severance Period (“COBRA Payment Period”) the Company will pay Executive on a monthly basis a taxable amount equal to the full monthly premium for the corresponding active employee coverage type (e.g., single, single plus one, family) under the Company’s group health plan that was in effect for Executive on the termination date, less applicable taxes and withholdings; provided, that the Company’s obligation to make these monthly taxable COBRA premium payments to Executive hereunder shall cease on the earlier of: (i) the date on which Executive first becomes eligible for coverage under any group health plan made available by another employer (and Executive shall notify the Company in writing promptly, but within 10 days, after becoming eligible for any such benefits); and (ii) the date on which Executive’s COBRA continuation coverage under the Company’s group health plan ends on account of Executive’s election to terminate such coverage; notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums; the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period (Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums); notwithstanding the foregoing, if for any reason Executive is ineligible for, or does not elect to enroll in “COBRA” type continuation coverage of Executive’s health benefits under the Company’s group health plan, the Company will pay Executive a lump sum equal to the aggregate payments the Company would have paid Executive on a monthly basis pursuant to the above provisions;

(d) a lump sum payment equal to the amount of any Cash Bonus earned with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company, but in no event later than 73 days following the end of the fiscal year in which the termination occurs;

(e) a lump sum payment equal to the amount of Cash Bonus that was accrued for the year in which Executive’s employment ends based upon the good faith determination of the Company Board in accordance with the Company’s normal practices as of the last day of the calendar month during which Executive’s termination became effective (it being understood that the Company will accrue the Cash Bonus on a monthly basis), payable no later than 73 days after the termination date;

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(f) all other accrued or vested amounts or benefits due to Executive in accordance with this Agreement, the Company’s benefit plans, programs or policies (other than severance), and the treatment of Executive’s Award in accordance with the Award Agreement; and

(g) subject to Executive’s compliance with the restrictive covenants set forth in Section 8 hereof, the outstanding and unvested portion of any time-vesting equity award granted to Executive by the Company shall automatically accelerate and vest in full upon Executive’s termination date.

6.2 Termination due to Executive’s Death or Disability. Upon the termination of Executive’s employment due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2 respectively, Executive or Executive’s legal representatives shall be entitled to receive (i) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to Executive by the Company; and (ii) the payments and benefits described under Sections 6.1(a), (d), (e) and (f).

6.3 Termination due to Non-Renewal by Executive or Termination by Executive without Good Reason. Upon the termination of Executive’s employment due to the non-renewal by Executive or termination by Executive without Good Reason, Executive shall be entitled to receive only the payments and benefits described in Sections 6.1(a), (d), and (f), and the treatment of Executive’s Award in accordance with the Award Agreement.

6.4 Termination by the Company for Cause. Upon the termination of Executive’s employment by the Company for Cause pursuant to Section 5.3, Executive shall be entitled to receive only the payments and benefits described in Sections 6.1(a) and (f), and the treatment of Executive’s Award in accordance with the Award Agreement.

6.5 Termination Following Change in Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control, Executive shall be entitled to receive the following: (i) the acceleration and vesting in full of any then outstanding and unvested portion of any time-vesting equity award granted to Executive by the Company; (ii) the benefits described in Section 6.1(b) and (c), provided, however, that the Severance Amount shall equal 10 times the sum of Base Salary and Target Bonus and the Severance Period shall be 24 months; and (iii) the benefits described in Section 6.1(a), (d), (e) and (f).

6.6 Definitions.

(a) Cause. For purposes of this Agreement, “Cause” shall mean:

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(i) Executive’s continued failure or refusal to follow the lawful directives of the Company Board after being given written notice and thirty (30) days to remedy such failures or refusals;

(ii) Executive’s willful misconduct, gross negligence, act of material dishonesty in connection with Executive’s employment;

(iii) Executive’s indictment for, or a plea of guilty or no contest to, any felony or any other criminal offence involving serious moral turpitude;

(iv) Executive’s violation of any material written policies of the Company or its affiliates of which Executive has received written notice and which violation is, in each case, if curable, is not cured within thirty (30) days of written notice from the Company;

(v) Executive’s breach of any non-solicitation or non-competition obligations to the Company or its affiliates, including, without limitation, those set forth in Sections 8.1 and 8.2 of this Agreement or Executive’s willful, grossly negligent, or reckless breach of any confidentiality obligations to the Company or its affiliates, including, without limitation, those set forth in Section 8.3 of this Agreement;

(vi) material breach by Executive of any of the provisions of this Agreement or any other agreement between the Company and its affiliates on the one hand and Executive on the other hand, which (if curable) is not cured within thirty (30) days of written notice; or

(vii) as provided in Section 13.1 hereof.

(b) “Change in Control” shall have the meaning given that term in the Company’s 2021 Omnibus Equity Incentive Plan.

(c) “Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s title, authority, duties or responsibilities; (ii) a material reduction in Base Salary; (iii) a material reduction in the target percentage of the Executive’s Cash Bonus; (iv) the relocation of Executive’s principal place of employment more than fifty (50) miles from its then current location; or (v) a breach by the Company of any material provision of this Agreement (the parties agreeing that Section 4.1 is one such material provision). Any Good Reason termination will require thirty (30) days’ advanced written notice by Executive of the event giving rise to Good Reason within sixty (60) days after Executive first learns of the applicable event, and will not be effective unless the Company has not cured the Good Reason event within such thirty (30) day notice period. In order for Executive to resign for Good Reason, Executive must resign from Executive’s employment within sixty (60) days after the failure of the Company to cure a Good Reason event.

(d) “Person” means any natural person, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority or any other organization, irrespective of whether it is a legal entity and includes any successor (by merger or otherwise) of such entity.

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6.7 Conditions to Payment. All payments and benefits due to Executive under this Section 6, other than the payments due to Executive under Sections 6.1(a), (d), and (f) or which are otherwise required by law (all other payments under Section 6, “Severance”), shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims substantially in the form attached hereto as Exhibit A. Such general release shall be executed and delivered (and no longer subject to revocation) within fifty-five (55) days following termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to receive any Severance. In addition, Severance shall be conditioned on Executive’s compliance with Section 8 hereof.

7. Reimbursement of Expenses. The Company shall reimburse Executive for reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, in each case subject to appropriate substantiation and itemization of such expenses in accordance with the guidelines and limitations established by the Company from time to time.

8. Restrictions on Activities of Executive.

8.1 Non-Competition. During employment and for the one (1) year period commencing on the date Executive’s employment with the Company pursuant to this Agreement ends (except in the event Executive’s employment ends due to Executive’s Disability) (the “Restriction Period”), Executive covenants and agrees that Executive shall not directly or indirectly (whether for compensation or otherwise) own or hold any interest in, manage, operate, control, consult with, render services for, or in any manner participate in, any Competitive Business, in each case, either as a general or limited partner, proprietor, shareholder, officer, director, agent, employee, consultant, trustee, affiliate or otherwise. The Company may opt to extend the Restriction Period for up to an additional one (1) year period, provided that in such case Company shall also increase the Severance Amount and the Severance Period by one-twelfth (1/12) for each month that the Restricted Period is lengthened. For clarification, if Executive is not otherwise entitled to a Severance Amount, the Company shall pay Executive an amount equal to one-twelfth (1/12) of Executive’s Base Salary for each month the Restricted Period is lengthened. Nothing herein shall prohibit Executive from being a passive owner of not more than one percent (1%) of the outstanding securities of any publicly traded company engaged in a Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean the licensing and/or development of (x) the same or substantially similar compounds as those which the Company is then currently licensing or developing, or (y) compounds which the Company is then currently actively considering licensing and/or developing, by virtue of management executives having held material discussions with applicable counterparties to license such compounds and material discussions with members of the Company Board regarding the same during the prior six (6) month period and of which Executive is aware; in each case, with respect to the same or similar indications for which the Company is then licensing, developing or considering the licensing and/or development of such compounds.

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8.2 Non-Solicitation. Executive covenants and agrees that, except in connection with the performance of Executive’s duties to the Company, during the Restriction Period, Executive shall not directly or indirectly (i) influence or attempt to influence or solicit any employees or independent contractors of the Company or any of its affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such affiliates, (ii) hire any employees or independent contractors of the Company or any of its affiliates, (iii) solicit or induce, or attempt to solicit or induce, any Person that is then a client or customer of the Company, or any of its affiliates to cease being a client or customer of the Company or any of its affiliates or to divert all or any part of such Person’s business from the Company or any of its affiliates, or (iv) assist any other Person in any way to do, or attempt to do, anything prohibited by Sections 8.2(i), (ii), or (iii); provided, however, that the foregoing restrictions shall not include (A) general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards employees of the Company or its affiliates, or (B) serving as a third-party reference for any employee or independent contractor or providing advice to any employees.

8.3 Confidentiality. Executive shall not, during the Employment Period or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). “Confidential Information” means any information with respect to the Company or any of its affiliates, including methods of operation, customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by law, court order or other legal or regulatory process and Executive gives the Company prompt written notice and the opportunity to seek a protective order. For the avoidance of doubt, Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing contained in this Agreement shall limit Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Further, nothing in this Agreement shall be deemed to preclude Executive from testifying truthfully under oath if Executive is required or compelled by law to testify in any judicial action or before any government authority or agency or from making any other legally-required truthful statements or disclosures.

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8.4 Assignment of Inventions.

(a) Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s strategic plans, products, processes or apparatus or the business (collectively, “Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

(b) Whether during or after the Employment Period, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary for or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney‑in‑fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, Executive or Executive’s personal representative shall return all property of the Company and its affiliates in Executive’s possession, including but not limited to all Company-owned computer equipment (hardware and software), smart phones, facsimile machines, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its affiliates, its customers and clients or its prospective customers and clients. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company which Executive received in Executive’s capacity as a participant.

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8.6 Cooperation. During the Employment Period and for six years thereafter, Executive shall give Executive’s assistance and cooperation, upon reasonable advance notice, in any litigation matter relating to Executive’s position with the Company and its affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which Executive was involved or had knowledge by virtue of Executive’s employment with the Company, in all cases on schedules that are reasonably consistent with Executive’s other permitted activities and commitments. The Company agrees to reimburse Executive for any costs Executive incurs in connection with complying with this Section, including Executive’s reasonable attorney’s fees. If Executive’s compliance with this Section requires Executive to expend more than ten (10) hours (any time in excess of ten (10) hours, “Excess Time”) in any quarter of a calendar year, the Company agrees to compensate Executive for such Excess Time at an hourly rate that is equal to the prorata rate the Executive earned while under employment with the Company.

8.7 Non-Disparagement. During Executive’s employment with the Company, and at all times thereafter, (i) Executive shall not make either orally or in writing any derogatory or disparaging statement with regard to the Company, any of its businesses, products, services or practices or any of its managers, directors, officers, employees or agents, and (ii) the Company shall direct the members of the Company Board and its senior executives not to make either orally or in writing any derogatory or disparaging statement with regard to the Executive, provided that nothing in this Section 8.7 shall prevent either party from giving a deposition, responding to any subpoena or other lawful request for information or documentation made in the course of a legal or administrative proceeding or testifying in court or in any other legal proceeding.

8.8 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 8 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

10. Blue Pencil. Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or any of its direct or indirect subsidiaries at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, Executive agrees that the court making such determination shall have the power to reduce the duration, scope and/or area of such provisions to the maximum and/or broadest duration, scope and/or area permissible by law, and in its reduced form said provision shall then be enforceable.

11. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

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12. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Sidus Space, Inc.
150 N. Sykes Creek Parkway, Suite 200
Merritt Island, FL 32953
Attention: Human Resources

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, New York 10112
Attention: Jeffrey Fessler, Esq.
Facsimile: 917.438.6133
Telephone: 212.634.3067
E-mail: jfessler@sheppardmullin.com

If to Executive:

The last address shown on records of the Company

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

13. Miscellaneous.

13.1 Executive Representation. Executive hereby represents to the Company that Executive’s execution and delivery of this Agreement and Executive’s performance of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive’s activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers. To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment.

13.2 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

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13.3 Entire Agreement; Amendment. Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.

13.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an affiliate. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable law. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

13.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

13.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA and FUTA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

13.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 13.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

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(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.8 Arbitration. If any contest or dispute arises between the parties with respect to this Agreement or Executive’s employment or termination thereof, other than injunctive and equitable relief with regard to Section 9 hereof, such contest or dispute shall be submitted to binding arbitration to occur in San Francisco, California before a single arbitrator in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”) then in effect. The decision of the arbitrator shall be final and binding on the parties and may be entered in any court of applicable jurisdiction. The parties shall bear their own legal fees in any arbitration.

13.9 Indemnification. On ______, Executive and the Company entered into an indemnification agreement (the “Indemnification Agreement”) substantially in the form attached hereto as Exhibit B. The Company shall to the maximum extent permitted by applicable law indemnify and hold harmless Executive as provided in the Indemnification Agreement.

13.10 Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.

13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SIDUS SPACE, INC.

By:
Name:	Carol M Craig
Title:	CEO

EXECUTIVE

Carol Craig

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EXHIBIT A

GENERAL RELEASE OF CLAIMS

GENERAL RELEASE and WAIVER (this “Agreement”) made as of ____ , by and between Carol Craig (the “Employee”) and Sidus Space, Inc. (the “Employer,” together with the Employee, the “Parties”).

WHEREAS, Employee and the Employer have agreed that Employee’s employment with the Company has been terminated;

WHEREAS, Employee and the Employer have previously entered into an Employment Agreement dated ___, 2021, as may have been amended or supplemented from time to time (the “Employment Agreement”), with any terms used, but not defined herein, having the meaning set forth in the Employment Agreement; and

WHEREAS, the Parties desire to enter into this Agreement, in satisfaction of all obligations of the Employee and the Employer in respect of Employee’s employment with the Employer.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the Employer and the Employee agree as follows:

1. Separation

(a) Date of Separation. Employee’s employment with the Employer and all of its subsidiaries and affiliates will end on [DATE] (the “Termination Date”). Employee hereby acknowledges and agrees that Employee has resigned, effective as of the Termination Date, from any and all positions and titles Employee holds with the Employer and all of its affiliates (together, “Company Entities”).

(b) Severance. In consideration for, subject to and conditioned on Employee’s execution of this Agreement on or within twenty-one (21) days following the Termination Date, Employee’s non-revocation thereof and compliance with such other conditions as are set forth in the Employment Agreement, Employee is eligible to receive the Severance in accordance with the terms and conditions set forth in the Employment Agreement.

(c) Full Satisfaction. The Employee acknowledges and agrees that, except for [TO INCLUDE RIGHTS WITH RESPECT TO AWARD IF ANY ARE VESTED (“Equity Rights”)] the payments and benefits under Sections 6.1(a), (d), (f) and (g) of the Employment Agreement, or under Section 6.5 of the Employment Agreement in the event that a Termination occurs within twelve (12) months following a Change in Control, and except for Severance, the Employee is not entitled to any other compensation or benefits from the Company Entities (including without limitation any severance or termination compensation or benefits under any severance plan, program, policies, practices or arrangements of any of the Company Entities).

Exhibit A-1

(d) COBRA. Pursuant to the applicable group plan terms and conditions, Employee will cease participating in Employer’s health insurance plans as of the Termination Date. If applicable, the Employer will send the Employee documentation under separate cover relating to the Employee’s rights pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

2. General Release and Waiver

(a) Release.

i. In exchange for and in consideration of the promises and covenants set forth in this Agreement and the Employment Agreement, and except as expressly set forth herein, Employee irrevocably and unconditionally releases and discharges the Company Entities and each of their subsidiaries, divisions, parents and member companies, institutions, affiliates or related business entities and any and all of their past and present administrators, officers, partners, members, fiduciaries, trustees, directors, agents, representatives, shareholders, employees, board members, successors and assigns (hereinafter collectively referred to as “Releasees”), jointly and individually, from any and all actions, causes of action, grievances, arbitrations, obligations, liabilities, judgments, suits, debts, attorneys’ fees, costs, sums of money, wages, bonuses, benefits of any type, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, extents, executions, claims and demands whatsoever in law, or in equity, which Employee, Employee’s heirs, executors, administrators, successors and assigns, ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of time to the date Employee signs this Agreement.

ii. The foregoing release covers, without limitation, any claims of discrimination on the basis of pregnancy, race, color, sex, sexual orientation, disability, handicap, religion, creed, national origin, ancestry, age (including, without limitation, any rights or claims under the Age Discrimination Employment Act of 1967 or the Older Worker Benefits Protection Act), citizenship, ethnic characteristics, sexual or affectional preference or marital status and also includes, no matter how denominated or described, any claims of discrimination, retaliation, harassment or interference under any federal, state or local law, rule, regulation, collective bargaining agreement, or executive order including, without limitation, any rights or claims under Title VII of the Civil Rights Act of 1964; the Genetic Information Non-Discrimination Act; the Civil Rights Acts of 1866 and 1991; 42 U.S.C. § 1981; the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; and all other federal, state and local laws (whether statutory, regulatory or decisional) including, but not limited to, and any claims of conversion, failure to return property, failure to pay wages, wrongful discharge or termination, interference with contract, breach of covenant, breach of contract, violation of a collective bargaining agreement, whether written or oral, express or implied, breach of promise, public policy, negligence, retaliation, defamation, defamation of character, defamation of employment records, impairment of economic opportunity, loss of business opportunity, fraud, deceit, misrepresentation, whistle-blower activities, perceived disability, history of disability and payment of wages or benefits of any type, as well as any claims for attorneys’ fees or costs.

Exhibit A-2

It is the intention of the Parties in executing this Agreement that it shall be a general release and shall be effective as a bar to each and every matter released herein and that, should any proceeding be instituted with respect to the matters released herein, this Agreement shall be deemed in full and complete accord, satisfaction and settlement of any such released matter and sufficient basis for dismissal. .

iii. Except as expressly provided herein, Employee acknowledges and agrees that, by signing this Agreement, Employee is surrendering and giving up any right Employee has or may have, without limiting the generality of any other provision herein, to assert any claim for individual relief or damages against or involving Employer or the Releasees arising from or in any way relating to Employee’s employment with Employer or the termination thereof, or to permit Employee to become and remain a member of any class seeking individual relief or damages against Employer or the Releasees arising from or in any way relating to Employee’s employment with Employer or the termination thereof. Nothing herein, however, shall prevent Employee from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a state or local fair employment practices agency; provided, however, that Employee further agrees and understands that Employee has waived Employee’s right to recover monetary damages or other relief personal to employees in any such charge, complaint, grievance or lawsuit filed by Employee or on Employee’s behalf arising from, or in any way relating to, Employee’s employment with Employer or the termination thereof, to the maximum extent permitted by applicable law. This release shall not apply to any claims which may not be released pursuant to applicable law and shall not apply to (1) Employee’s Equity Rights and rights to enforce the Employment Agreement with respect to any claims with respect to payments and benefits under Sections 6.1(a), (d), and (f) of the Employment Agreement (and any payments and benefits under Section 6.5 of the Employment Agreement in the event that a termination occurs within twelve (12) months following a change in control), with respect to Severance and rights under Section 8.7 of the Employment Agreement, and (2) any rights in the nature of indemnification , advancement of expense reimbursement or entitlement to insurance coverage, which the Employee may have with respect to claims against the Employee relating to or arising out of his employment with, or other provision of services to, the Company Entities.

iv. Notwithstanding anything herein or in any other agreement with or policy of the Employer to which Employee was or is subject, nothing herein or therein shall (A) prohibit Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (B) require Employee to comply with any notification or prior approval requirement with respect to any reporting described in clause (A); provided, however, that Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

Exhibit A-3

(b) Covenant Not to Sue. Additionally, Employee agrees not sue, commence, assert, bring or file in any court or other tribunal, in any jurisdiction, any suit, action, litigation, complaint, cross-complaint, counterclaim, third-party complaint, petition or other pleading or proceeding, or otherwise seek affirmative relief against any Releasees on account of any claim released pursuant to this Agreement. Employee represents that Employee has no charges, complaints, grievances or any other claims or requests for relief pending against Employer or the Releasees (as defined above) with the Equal Employment Opportunity Commission or any other federal, state or local administrative or other judicial tribunal and has no charges, complaints, grievances or any other claims regarding allegations of sexual harassment or sexual misconduct against the Employer.

(c) Consideration. The Employee acknowledges the Severance is in addition to anything of value to which the Employee already is entitled from the Employer and its affiliates and constitutes good and valuable additional consideration for this Agreement.

3. Acknowledgement of Restrictive Covenants. Employee acknowledges that Employee remains bound by his obligations pursuant to Article 8 of the Employment Agreement.

4. No Admission of Liability. Employee agrees and acknowledges that nothing contained in this Agreement, nor the fact that Employee has been or will be paid any remuneration under it, shall be construed, considered or deemed to be an admission of liability or wrongdoing by either Employer or any of the Releasees. Employer and the Releasees deny committing any wrongdoing or violating any legal duty with respect to the Employee’s employment or the termination of Employee’s employment from Employer. The terms of this Agreement, including all facts, circumstances, statements and documents, shall not be admissible or submitted as evidence in any litigation, in any forum, for any purpose, other than to secure enforcement of the terms and conditions of this Agreement, or as may otherwise be required by law.

5. Knowing and Voluntary Waiver; Acknowledgements.

(a) The Employee acknowledges that, by the Employee’s free and voluntary act of signing below, the Employee agrees to all of the terms of this Agreement and intends to be legally bound thereby. By signing this Agreement, Employee hereby acknowledges and agrees that:

i.

Employee has been afforded a reasonable and sufficient period of time to review this Agreement, for deliberation thereon and for negotiation of the terms thereof, and Employee is hereby specifically urged and advised by Employer to consult with an attorney, legal counsel or a representative of Employee’s choice before signing it;

ii.	Employee has carefully read and understands the terms of this Agreement, all of which have been fully explained to Employee;

Exhibit A-4

iii.

Employee has signed this Agreement freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences and of the rights relinquished, surrendered, released and discharged hereunder;

iv.

The only consideration for signing this Agreement are the terms stated herein and no other promise, agreement or representation of any kind has been made to Employee by any person or entity whatsoever to cause Employee to sign this Agreement;

v.

Employee acknowledges that Employee has been informed that Employee has the right to consider this Agreement for a period of at least 21 days prior to entering into this Agreement. Employee expressly acknowledges that Employee has taken sufficient time to consider this Agreement before signing it;

vi.

Employee expressly acknowledges that, if any changes – whether material or immaterial – are or were made to this Agreement after Employee’s receipt for review, such changes do not commence a new 21 day period for consideration; and

vii.	Employee acknowledges that this Agreement does not waive rights or claims that may arise after the date this Agreement is signed.

(b) Effective Date. This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Employee (the “Effective Date”), provided that the Parties acknowledge and agree that this Agreement shall be null and void if executed prior to the Termination Date. During the seven-day period prior to the Effective Date, the Employee may revoke Employee’s agreement to accept the terms hereof by indicating in writing to the Employer his or her intention to revoke. If the Employee exercises Employee’s right to revoke hereunder, Employee shall forfeit Employee’s right to receive any Severance Payments.

6. Miscellaneous.

(a) Non-Disclosure. Employee acknowledges and agrees that Employee will not disclose the terms of this Agreement to anyone except for Employee’s spouse, tax advisor and/or attorney, and only then after having received assurances that they too will honor this confidentiality provision.

(b) Withholding. The Employer may withhold from any amounts payable to the Employee all federal, state, city or other taxes that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood that the Employee shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

Exhibit A-5

(c) Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Employer shall be implied by the Employer’s forbearance or failure to take action.

(d) Notices. All notices given hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, or a national overnight courier service capable of providing delivery confirmation, or by hand-delivery, or by facsimile transmission with confirmed receipt, and, if intended for the Employer, shall be addressed to it at: __________________________, Attn: General Counsel and if intended for the Employee, shall be addressed to Employee at the address on file at Employer. Each such notice shall be deemed to be given on the date received at the address of the addressee or upon refusal to accept delivery.

(e) Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements relating thereto whether written or oral.

(f) Execution. This Agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one Agreement.

(g) Modification; Successors and Assigns. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors, assigns, legal representatives, executors, administrators and heirs, provided that Employee may not assign his obligations under this Agreement. Employee acknowledges and agree that the Releasees are express third party beneficiaries of this Agreement.

7. Governing Law

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the rules of conflicts of law.

(b) Arbitration. Any dispute, claim or controversy arising under or in connection with this Agreement or Section 13.8 of the Employment Agreement is incorporated herein in its entirety mutatis mutandis.

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Exhibit A-6

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first written above.

Sidus Space, Inc.

By:
Title:

Carol Craig

Exhibit A-7

EXHIBIT B

[Indemnification Agreement]

Exhibit B-1